EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements of Mercantile Bank Corporation on Form S-8 (Registration Nos. 333-52620, 333-91434, 333-99853, 333-103242, 333-117763, 333-119767 and 333-138328) and Form S-3 (Registration Nos. 333-59154, 333-103376, 333-108929, and 333-107814) of our report dated February 20, 2007 relating to the consolidated financial statements of Mercantile Bank Corporation as of December 31, 2006 and for the years ended December 31, 2006 and 2005, which report is included in the 2007 Annual Report on Form 10-K of Mercantile Bank Corporation for the year ended December 31, 2007.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 11, 2008

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